EXHIBIT 10.1

NewPage Corporation

April 5, 2006

Mr. Peter H. Vogel

2245 Jaime Rose Way

Centerville, OH 45459

Dear Peter:

The purpose of this letter agreement (the “Agreement”) is to acknowledge and set forth the terms of our agreement regarding the termination of your employment under the Employment Agreement between NewPage Corporation (the “Company”) and you dated May 2, 2005 (the “Employment Agreement”). Capitalized terms not defined in this Agreement, shall have the definitions given to them in the Employment Agreement.

1. You confirm that your last day of employment with the Company was February 28, 2006 (the “Termination Date”), and effective as of such date, you resigned from your position as President and Chief Executive Officer of the Company. In addition, effective as of the Termination Date, you resigned from all offices, directorships and fiduciary capacities held with, or on behalf of, the Company and its subsidiaries and affiliates or any benefit plan sponsored by them. Except as set forth herein, the Employment Agreement and the Term (as defined therein) terminated on the Termination Date.

2. In consideration of the obligations herein and in full satisfaction of its obligations to you pursuant to the Employment Agreement or otherwise,

(a)	The Company shall pay you accrued but unpaid Base Salary through the Termination Date, payable within ten (10) days following the execution hereof;

(b)	The Company shall pay you $252,500 (i.e., two times Base Salary minus the original purchase price paid by you for your Paper Class A Common Percentage Interests);

(c)	The Company shall pay you a payment of $46,154 for accrued but unused 2006 vacation;

(d)	The Company shall pay you $66,667 (i.e., a pro rata bonus for the year of termination);

Mr. Peter H. Vogel

April 5, 2006

(e)	You will continue to receive welfare benefits under the Company’s welfare benefit plans for twenty-four (24) months following the Termination Date; provided that you continue to pay the employee cost sharing payments in connection with such benefits; provided, further, that if you become employed with another employer and are eligible to receive welfare benefits under such other employer’s welfare benefit plans, the welfare benefits under the Company’s welfare benefit plans shall be secondary to those provided under the welfare benefit plans of such new employer;

(f)	You will be provided, at the Company’s expense, with up to one year’s outplacement services with Right Management in Dayton, Ohio; and

(g)	You will be entitled to receive all other accrued vested benefits to which are you are entitled under the terms of the Company’s employee benefit plans.

3. The Company’s obligations under Paragraphs 2(b) through 2(d) above are contingent upon your signing and not revoking the General Release attached to this Agreement as Appendix A (the “Release”), which is hereby incorporated by reference and made a part of this Agreement. Subject to the expiration of the applicable revocation period contained in the Release, the payments set forth in Paragraphs 2(b) through 2(d) shall be paid in a lump sum within ten (10) days following the execution hereof.

4. The provisions of Articles 6, 7 and 8 of the Employment Agreement shall remain in full force and effect subsequent to the Termination Date and shall survive the termination of the Employment Agreement. You represent and warrant that you have complied with the provisions of Article 7 as of the date you execute this Agreement.

5. You agree that the terms and conditions of this Agreement are confidential and that you will not disclose the existence of this Agreement or any of its terms to any third parties, other than to your spouse, attorneys and financial and tax advisors, or as required by law or as may be necessary to enforce this Agreement.

6. All payments by the Company described in this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law.

7. The Company acknowledges and agrees that the payments provided hereunder are not subject to mitigation or offset.

8. You and the Company agree that this Agreement contains the complete agreement between you and the Company and that there are no other agreements or representations relating in any way to the subject matter of this Agreement and supersedes any and all prior agreements or understandings with respect to this Agreement’s subject matter, except as expressly set forth herein.

Mr. Peter H. Vogel

April 5, 2006

9. The provisions of this Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

10. The provisions of this Agreement shall be severable. The unenforceability or invalidity of any one or more provisions, clauses or sentences hereof shall not render any other provision, clause or sentence herein contained unenforceable or invalid. The portion of the Agreement that is not invalid or unenforceable shall be considered enforceable and binding on the parties and the invalid or unenforceable provision(s), clauses or sentences shall be deemed excised, modified or restricted to the extent necessary to render the same valid and enforceable, and this Agreement shall be construed as if such invalid or unenforceable provision(s), clauses(s) or sentences(s) were omitted, modified or restricted.

11. This Agreement may be signed in single or separate counterparts, each of which shall constitute an original.

NEWPAGE CORPORATION

By:	/s/ Charles J. Aardema
Name:	Charles J. Aardema
Title:	Vice President, Human Resources

ACCEPTED AND AGREED,
this 5th day of April 2006

/s/ Peter H. Vogel
Peter H. Vogel

APPENDIX A

GENERAL RELEASE

For good and valuable consideration, receipt whereof is hereby acknowledged, Peter H. Vogel (“Executive”), individually and on behalf of his respective heirs, executors, administrators, representatives, agents, attorneys and assigns (the “Executive Releasor”), hereby irrevocably, fully and unconditionally releases and forever discharges NewPage Corporation, (the “Company”) and its affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and all of their present employees, officers, directors, trustees, shareholders, members, partners (as applicable), agents, investors, attorneys and representatives (the “Company Released Parties”), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which the Executive Releasor, has, or may hereafter have against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to employment with the Company and its subsidiaries or affiliates, and the cessation thereof, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and applicable labor and employment laws of the states of New York and Ohio. Notwithstanding the foregoing, the Executive’s release described herein shall be subject to the Company’s compliance with its obligations under Section 5.2 of the Employment Agreement between the Company and the Executive, dated as of May 2, 2005 (the “Employment Agreement) and nothing contained herein shall release the Company Released Parties from any obligations under any agreement relating to the grant, holding or disposition of equity, including, without limitation any equity purchase and/or any equityholders agreements.

In consideration of the obligations and representations of Executive, the Company hereby irrevocably, fully and unconditionally releases and forever discharges the Executive, from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which the Company, has, or may hereafter have against the Executive arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to employment with the Company and its subsidiaries or affiliates, and the cessation thereof, other than any obligations of the Executive or terms set forth in Sections 6, 7, 8, and 10.10 of the Employment Agreement, which shall survive, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law. Notwithstanding the foregoing, the Company does not waive or release Executive from any obligations under this General Release or liability to Company Released Parties for any claims such Company Released Parties may have against the Executive arising out of the Executive’s gross negligence or willful misconduct.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS DOCUMENT

INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executive acknowledges that he has been given the opportunity to review and consider this General Release for twenty-one (21) days from the date he received a copy. If he elects to sign before the expiration of the twenty-one (21) days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period.

Executive may revoke this General Release after signing it by giving written notice to Mark Suwyn, within seven (7) days after signing it. This General Release, provided it is not revoked, will be effective on the eighth (8th) day after execution.

Executive acknowledges that he has been advised to consult with an attorney prior to signing this General Release.

Executive is signing this General Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this General Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above.

Executive acknowledges that he has not relied on any representations or statements not set forth in this General Release. Executive will not disclose the contents or substance of this General Release to any third parties, other than his attorneys, accountants, or as required by law, and Executive will instruct each of the foregoing not to disclose the same.

This General Release will be governed by and construed in accordance with the laws of the State of New York. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this General Release as of April 5, 2006.

EXECUTIVE	NEWPAGE CORPORATION

/s/ Peter H. Vogel	/s/ Mark A. Suwyn
Name: Peter H. Vogel	Name: Mark A. Suwyn
Title: Chairman and CEO

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